Exhibit 99.1

International Colored Gemstone Association Names Collectors Universe’s Gemstone and Diamond Subsidiaries as ‘Official North American Laboratories’

NEWPORT BEACH, Calif., Feb. 2 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced that its subsidiaries American Gemological Laboratories (AGL), which operates the Company’s colored gemstone authentication and grading business, and Gem Certification & Assurance Lab (GCAL), which operates the Company’s diamond authentication and grading business, have been appointed as the Official Laboratories for North America of the International Colored Gemstone Association (ICA). The ICA (www.gemstone.org) is an international organization of gemstone wholesalers, miners and cutters, with members in 41 countries. ICA announced this appointment in Tucson, Arizona at one of the largest venues for gemstone shows in the world with three concurrent shows.

In conjunction with that appointment, AGL and GCAL have agreed with ICA to provide support for ICA members with an initial number of complimentary certification services for both colored gemstones and diamonds in order to familiarize ICA members with the range of services available from AGL and GCAL. In addition, AGL and GCAL have agreed to train and educate ICA members on the gemological issues and the application of certification services in the sale of gemstones and diamonds. ICA, along with AGL and GCAL, also plan to develop co-marketing opportunities to expand the use of AGL and GCAL certification at retail jewelry outlets across North America. In another joint effort, ICA will assist AGL and GCAL in establishing “take-in windows” in the major gemstone countries of the world to facilitate the submission of gemstones and diamonds from ICA members outside of North America. One of the key goals of this joint program is to increase consumer confidence, education and appreciation of gemstones.

“We expect this program to promote third party authentication to achieve our shared goal,” stated Joe Menzie, President of ICA. “As part of our shared values, GCAL, AGL and ICA will work together to address the important issues of social responsibilities, ethics and their impact on both the consumer and the gemstone industry.”

“All of us at AGL are excited about the potential impact of our new relationship with ICA. Our parallel interests will be of significant benefit to the entire spectrum of colored gemstone buyers and sellers with particular focus on achieving the highest level of consumer confidence, and thereby increase gemstone sales,” said C.R. “Cap” Beesley, President of AGL.

“We are thrilled to work with ICA on this initiative,” said Donald A. Palmieri, President of GCAL. “Not only will we expand GCAL’s diamond grading services to an international audience and further enhance the GCAL name and reputation, but ICA members also will reap significant rewards from this joint program.”

Michael Haynes, Chief Executive Officer of Collectors Universe commented, “This relationship represents an extension of our successful experiences in other markets where we have collaborated with the non-profit sector to dramatically increase the respective market consumer confidence using our third party certification. With the launch of the AGL Fast Track certification services which offers services at price points to attract volume submissions never before economically eligible for colored gemstone certification, the ICA relationship can, we believe, immediately boost awareness of this new service with the key and targeted users in cutting, production and wholesaling of colored gemstones. For GCAL, the agreement will open international markets through the joint effort with ICA to establish take-in windows in the important diamond and gemstone producing countries. Moreover, we believe that, by initiating this program in early 2007, AGL and GCAL will be able to reap some benefits in the important 2007 holiday season for jewelry sales.”

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles and diamond and colored gemstone markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006 which we filed with the Securities and Exchange Commission on September 13, 2006, and our Quarterly Report on Form 10-Q which we filed with the Securities and Exchange Commission on November 9, 2006. Due to such risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports with the Securities and Exchange Commission.

Contacts

Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com

Brandi Piacente
Investor Relations
The Piacente Group, Inc.
212-481-2050
Email: brandi@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.
          -0-                                        02/02/2007
          /CONTACT:  Joe Wallace, Chief Financial Officer of Collectors Universe, +1-949-567-1245, jwallace@collectors.com; or Investor Relations, Brandi Piacente of The Piacente Group, Inc., +1-212-481-2050, brandi@thepiacentegroup.com, for Collectors Universe, Inc./
          /Web site:  http://www.gemstone.org /
          /Web site:  http://www.collectors.com /
          (CLCT)